TherapeuticsMD, Inc. 8-K

Exhibit 99.1

Contacts:	Investor Relations:
Dan Cartwright	Lisa M. Wilson
Chief Financial Officer	In-Site Communications
Tel: (561) 961-1930	Tel: (917) 543-9932
Dan.Cartwright@TherapeuticsMD.com	lwilson@insitecony.com

FOR IMMEDIATE RELEASE

THERAPEUTICSMD REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Boca Raton, FL, May 8, 2013 – TherapeuticsMD, Inc. (NYSE MKT: TXMD), a women’s healthcare company focused on developing and commercializing products targeted exclusively for women, today announced financial results for the three months ended March 31, 2013.

First Quarter and Subsequent Highlights:
•	Net revenue for the quarter ended March 31, 2013 was $1.5 million compared with approximately $722,000 in the first quarter of 2012;
•	Net loss improved to $6.4 million for the quarter ended March 31, 2013 compared with a net loss of $13.3 million in the first quarter of 2012;
•	Cash and cash equivalents were $38.8 million at March 31, 2013, compared with $1.6 million at December 31, 2012;
•
The Company generated approximately $48.5 million in net proceeds through the issuance and sale of approximately 31.4 million shares of TXMD common stock in an underwritten public offering, which includes net proceeds of approximately $3.1 million from the issuance and sale of approximately 2.0 million shares to cover over-allotments; and

•	TXMD common stock commenced trading on the NYSE MKT on April 23, 2013.

“With our newly strengthened balance sheet, NYSE MKT listing, and strong portfolio of bioidentical hormone therapy product candidates, we believe TherapeuticsMD is well positioned for success as we execute our strategy to become a leader in the women’s healthcare field,” said Robert G. Finizio, Chief Executive Officer.

“We look forward to initiating pivotal Phase III clinical trials with two of our bioidentical hormone therapy product candidates, 17β estradiol/ progesterone combination and lower dose oral progesterone, which we believe can achieve equivalent efficacy at lower doses of active compound and lower cost to patients versus currently available products.  We expect to file an IND application for an additional hormone therapy candidate, a novel estradiol suppository, later this year.”

First Quarter Results
Net revenue for the first quarter of 2013 totaled $1.5 million, compared with net revenue of approximately $722,000 for the year ago quarter.  The increase of approximately $815,000, or 113%, was directly attributable to an increase in sales territories, sales people and new prescription products.  Cost of goods sold increased by approximately $44,000, or 13%, for the three months ended March 31, 2013 compared with the prior year quarter.  Research and development expenses increased to $1.6 million during the first quarter of 2013 compared with approximately $400,000 in the first quarter of 2012, due to costs incurred for the development of our new hormone replacement therapy and prescription prenatal products.  Selling, general and administrative expenses increased to $4.5 million during the first quarter of 2013 compared with $2.8 million in the first quarter of 2012.  As a result, our operating loss was $4.9 million in the first quarter of 2013 compared with $2.9 million in the first quarter of 2012.

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Other non-operating expenses decreased by approximately $9.0 million for the first quarter of 2013 compared with the comparable quarter in 2012.  This decrease resulted primarily from a loss on extinguishment of debt incurred during 2012, partially offset by an increase in amortization of debt discount of approximately $1.0 million and amortization of financing costs of approximately $300,000.

As a result, net loss for the first quarter of 2013 was $6.4 million, or $0.06 per basic and diluted share, compared with a net loss of $13.3 million, or $0.16 per basic and diluted share, in the first quarter of 2012.

Cash and cash equivalents increased to $38.8 million at March 31, 2013.

About Hormone Therapy
Hormone therapy (HT) is the administration of hormones to supplement a lack of naturally occurring hormones.  HT options include natural, bioidentical, and non-bioidentical (conjugated) hormones.  HT is projected to be the largest growth segment in the overall women’s health market.  The potential market for pharmacy-compounded, bioidentical hormone therapy products is estimated to be approximately $1.5 billion per year.

About TherapeuticsMD, INC.
TherapeuticsMD, Inc. is a women’s healthcare company focused on developing and commercializing products targeted exclusively for women. We manufacture and distribute branded and generic prescription prenatal vitamins, as well as over-the-counter (OTC) vitamins and cosmetics, under our vitaMedMD® and BocaGreenMD™ brands.  We are currently developing advanced hormone therapy pharmaceutical products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies. We are also evaluating various other potential indications for our hormone technology, including oral contraception, preterm birth, vulvar and vaginal atrophy, and premature ovarian failure.  More information is available at the following websites: www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com, and www.bocagreenmd.com.

vitaMedMD® is a registered trademark and TherapeuticsMD™ and BocaGreenMD™ are trademarks of TherapeuticsMD, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s belief that it is well positioned for success as it executes its strategy to become a leader in the women’s healthcare field, the Company’s expectations with respect to the timing of the Company’s planned clinical trials, the Company’s belief that it can achieve equivalent efficacy at lower doses of active compound and lower cost to patients versus currently available products, and the Company’s expectations with respect to the timing of filing an IND application, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to: timely and successful completion of clinical studies and the results thereof; challenges and costs inherent in product marketing; the risks and uncertainties associated with economic and market conditions; risks and uncertainties associated with TherapeuticsMD’s business and finances in general; and other risks detailed in TherapeuticsMD’s filings with the U.S. Securities and Exchange Commission including its annual report on Form 10-K filed on March 12, 2013, reports on Form 10-Q and Form 8-K, and other such filings. These forward-looking statements are based on current information that may change. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and TherapeuticsMD undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash	$38,779,563	$1,553,474
Accounts receivable, net of allowance for doubtful accounts of $63,843 and $42,048, respectively	602,824	606,641
Inventory	1,337,870	1,615,210
Other current assets	2,175,520	751,938
Total current assets	42,895,777	4,527,263

Fixed assets, net	83,875	65,673

Other Assets:
Prepaid consulting expense	863,523	953,655
Intangible assets	317,250	239,555
Security deposit	31,949	31,949
Total other assets	1,212,722	1,225,159

Total assets	$44,192,374	$5,818,095

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,840,811	$1,641,366
Deferred revenue	1,142,373	1,144,752
Other current liabilities	1,144,918	725,870
Line of credit	100,000	—
Accrued interest	21,595	—
Total current liabilities	4,249,697	3,511,988

Long-Term Liabilities:
Notes payable, net of debt discount of $0 and $1,102,680, respectively	—	3,589,167
Accrued interest	—	150,068
Total long-term liabilities	—	3,739,235

Total liabilities	4,249,697	7,251,223

Commitments and Contingencies

Stockholders' Equity (Deficit):

Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 250,000,000 shares authorized; 129,196,747 and 99,784,982 issued and outstanding, respectively	129,196	99,785
Additional paid-in capital	98,302,447	50,580,400
Accumulated deficit	(58,488,966)	(52,113,313)
Total stockholders' equity (deficit)	39,942,677	(1,433,128)

Total liabilities and stockholders' equity (deficit)	$44,192,374	$5,818,095

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

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THERAPEUTICSMD, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)	(Unaudited)

Revenues, net	$1,537,195	$721,692

Cost of goods sold	380,346	336,124

Gross profit	1,156,849	385,568

Operating expenses:
Sales, general, and administration	4,526,582	2,827,050
Research and development	1,565,201	411,961
Depreciation and amortization	7,957	14,578
Total operating expense	6,099,740	3,253,589

Operating loss	(4,942,891)	(2,868,021)

Other income (expense)
Interest expense	(1,165,831)	(101,973)
Financing costs	(263,987)	—
Loan guaranty costs	(2,944)	(11,745)
Loss on extinguishment of debt	—	(10,307,864)
Total other income (expense)	(1,432,762)	(10,421,582)

Loss before taxes	(6,375,653)	(13,289,603)

Provision for income taxes	—	—
Net loss	$(6,375,653)	$(13,289,603)
Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.06)	$(0.16)

Weighted average number of common shares outstanding	103,052,956	84,556,216

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

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THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(6,375,653)	$(13,289,603)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	4,703	7,008
Amortization of intangible assets	3,254	7,570
Provision for doubtful accounts	21,795	—
Amortization of debt discount	1,102,680	53,292
Stock based compensation	609,030	88,585
Amortization of deferred financing costs	263,987	—
Stock based expense for services	112,306	55,371
Loan guaranty costs	2,944	11,745
Loss on debt extinguishment	—	10,307,864
Changes in operating assets and liabilities:
Accounts receivable	(17,978)	(85,332)
Inventory	277,340	45,410
Other current assets	(731)	51,970
Accounts payable	199,445	301,246
Accrued interest	(128,473)	45,749
Accrued expenses and other current liabilities	419,048	(52,860)
Deferred revenue	(2,379)	—

Net cash flows used in operating activities	(3,508,682)	(2,451,985)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs, net of abandoned costs	(80,949)	(12,101)
Purchase of property and equipment	(22,905)	(32,386)

Net cash flows used in investing activities	(103,854)	(44,487)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving credit note	400,000	—
Repayment of revolving credit note	(400,000)	—
Proceeds from sale of common stock, net	45,430,472	—
Proceeds from notes and loans payable	100,000	2,400,000
Repayment of notes payable	(4,691,847)	(779)
Proceeds from exercise of warrants	—	165,999

Net cash flows provided by financing activities	40,838,625	2,565,220

Increase in cash	37,226,089	68,748
Cash, beginning of period	1,553,474	126,421
Cash, end of period	$38,779,563	$195,169

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$191,258	$2,112

Cash paid for income taxes	$—	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Warrants issued for financing	$1,711,956	$—

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

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